Exhibit 4.52

Dated 7 March 2017
CHAMPION OCEAN NAVIGATION CO.
as Borrower
and
SEANERGY MARITIME HOLDINGS CORP.
as Guarantor
and
NATIXIS
 as Lender
SETTLEMENT AGREEMENT
relating to
 a loan facility agreement dated 2 December 2015
in the amount of (originally) up to $39,412,000

Index

Clause		Page
1	Definitions and Interpretation	1
2	Conditions Precedent	3
3	Settlement Terms	4
4	Release	5
5	Representations and Warranties	5
6	Confidentiality	6
7	Miscellaneous	6
8	Events of Default	7
9	Reservation of rights	7
10	Notices	7
11	Expenses	7
12	Entire Agreement	8
13	Variations and Waivers	8
14	Third Party Rights	8
15	Counterparts	8
16	Law and Jurisdiction	8
Execution Pages		9

THIS DEED is made on 7 March 2017
PARTIES
(1)
NATIXIS, a "société anonyme", located at 30, Avenue Pierre Mendès-France, F-75013 Paris, France with a share capital of 5,019,319,328, registered in Paris, France under number 542044524 as lender (the "Lender");

(2)
SEANERGY MARITIME HOLDINGS CORP., a corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, the Marshall Islands as guarantor (the "Guarantor"); and

(3)	CHAMPION OCEAN NAVIGATION CO., a corporation incorporated in the Republic of Liberia whose registered office is at 80 Broad Street, Monrovia, Liberia as borrower (the "Borrower").
BACKGROUND
(A)
By a facility agreement dated 2 December 2015 as amended and supplemented by a supplemental agreement dated 7 March 2017 (together, the "Facility Agreement") and made between (i) the Borrower as borrower, (i) the Guarantor as guarantor and (iii) the Lender as lender, the Lender agreed to make available to the Borrower a loan facility of (originally) up to $39,412,000 (the "Loan") for the purpose of partially financing the acquisition cost of the motor vessel "CHAMPIONSHIP".

(B)	The outstanding principal amount of the Loan as at the date hereof is $39,412,000.
(C)	The Borrower and the Guarantor have made a request to the Lender to:
(i)
prepay a reduced amount of the Loan in the manner set out in Clause 3 below in full and final settlement of the Borrower's obligations under the Facility Agreement and the Security Documents to which it is a party;

(ii)
waive the application of the security cover requirement set out in clause 23.1 (Minimum required security cover) of the Facility Agreement during the period commencing on 1 February 2017 and ending on the Termination Date (hereinafter defined);

(iii)	waive the application of the Financial Covenant requirements set out in clause 18.1 of the Facility Agreement during the period commencing on 1 January 2018 and ending on the Termination Date; and
(iv)
waive the application of the Borrower's Minimum Liquidity requirements set out in clause 18.3 of the Facility Agreement during the period commencing on 1 January 2018 and ending on the Termination Date,

(together, the "Request").
(D)	The Lender agrees to the Request solely on the terms of this Deed.
OPERATIVE PROVISIONS
IT IS HEREBY AGREED AS FOLLOWS:
1	DEFINITIONS AND INTERPRETATION
1.1	The words and expressions used in this Deed (including the Background where appropriate) shall have the meanings set forth below:

"Additional Document" means each of this Deed and the Supplemental Agreement, (including any documents executed or to be executed thereunder) and, in the plural, means all of them.
"Claims" means any and all claims, potential claims, previously threatened claims, counterclaims, rights of set-off, indemnities, causes of action, rights or interests of any kind or nature whatsoever (including a claim for interest and/or legal costs), whether known or unknown, suspected or unsuspected, negligent or not negligent, in whatever capacity or jurisdiction arising out of or in connection with the Facility Agreement or any other Security Document other than any claims arising from fraud.
"Deed of Release" means the deed of release and reassignment to be executed by the Lender in favour of, inter alios, the Borrower and the Guarantor in agreed form.
"Facility Agreement" means the facility agreement as described in Recital (A) above.
"First Settlement Amount" means an amount equal to $28,000,000 plus any accrued interest under the Facility Agreement and the fees of the Lender's legal advisers in connection with the preparation, negotiation and execution of this Deed.
"Mortgage" means the first preferred Liberian ship mortgage dated 7 December 2015 and executed by the Borrower as mortgagor in favour of the Lender as mortgagee over m.v. "CHAMPIONSHIP" (ex "MAXIMUS").
"Parties" means the parties to this Deed, being the Borrower and the Lender and "Party" means any one of them.
"Proceedings" means all and any civil legal proceedings and litigation or legal process of any nature whatsoever in any jurisdiction whatsoever (including, but not limited to, court proceedings, arbitration and alternative dispute resolution).
"Relevant Third Party" means any subsidiary company, successor, assign, agent, consultant, employee, attorney, director or officer of the Lender.
"Second Settlement Amount" means an amount equal to $26,000,000 plus any accrued interest under the Facility Agreement and the fees of the Lender's legal advisers in connection with the preparation, negotiation and execution of this Deed.
"Settlement Amount" means each of the First Settlement Amount, the Second Settlement Amount and the Third Settlement Amount and, in the plural, means all of them.
"Supplemental Agreement" means the first supplemental agreement to the Facility Agreement to be made by and between (i) the Borrower, (ii) the Guarantor and (iii) the Lender in agreed form.
"Termination Date" means 2 May 2018.
"Termination Event" means any of the following events or circumstances:
(a)	any breach of the last paragraph of Clause 3.1 or Clause 3.2 of this Deed; or
(b)
any breach by the Borrower of clauses 25.2 (Non-Payment), 25.7 (Insolvency), 25.8 (Insolvency Proceedings), 25.10 (Ownership of the Obligors), 25.12 (Security imperilled), 25.13 (Cessation of business), 25.14 (Expropriation) and 25.15 (Repudiation and rescission of agreements) of the Facility Agreement; or

(c)	any Total Loss (other than an arrest of the Ship) or any arrest of the Ship unless it is within 30 days redelivered to the full control of the Borrower.

"Third Settlement Amount" means an amount equal to $24,000,000 plus any accrued interest under the Facility Agreement and the fees of the Lender's legal advisers in connection with the preparation, negotiation and execution of this Deed.
1.2	In this Deed unless otherwise provided or the subject or context otherwise requires:
(a)	all words and expressions shall have the same meaning as those defined in the Facility Agreement;
(b)	words denoting the singular include the plural and vice versa, and words denoting the whole include a reference to any part thereof;
(c)	clause and paragraph headings are inserted for ease of reference only and shall not affect the interpretation of this Deed;
(d)	references to Recitals, Clauses, Paragraphs, Sub-Paragraphs and Schedules are to the recitals, clauses, paragraphs, sub-paragraphs and schedules of this Deed;
(e)	references to "this Deed" mean this deed together with its Recitals and Schedules;
(f)	references to this Deed or any document or agreement includes references to such document or agreement as validly amended, novated, supplemented, varied or replaced from time to time; and
(g)	the words "including", "include" and "in particular" shall be construed as being by way of illustration only and shall not be construed as limiting the generality of any proceedings words.
1.3	Clauses 1.2 and 1.4 of the Facility Agreement shall apply, with any necessary modifications, to this Deed.
2	CONDITIONS PRECEDENT
2.1	General
The agreement of the Lender contained in Clause 3 is subject to the fulfilment of the conditions precedent set out in Clause 2.2.
2.2	Conditions precedent
The conditions referred to in Clause 2.1 are that the Lender shall have received the following documents and evidence in all respects in form and substance satisfactory to the Lender and its lawyers on or before the date of this Deed:
(a)
an original certificate by an officer of each Transaction Obligor (other than any third party Approved Manager) specifying their respective directors and officers and certifying that the constitutional documents previously received by the Lender remain true and have not been amended, modified or revoked and are in full force and effect as of the date of this Deed;

(b)	an original certificate evidencing that each Transaction Obligor (other than any third party Approved Manager) remains in good standing in their relevant jurisdiction of incorporation;
(c)
true and complete copies of the resolutions passed at separate meetings of the Board of Directors of each Transaction Obligor (other than any third party Approved Manager) approving the terms of, and the transactions contemplated by, any Additional Documents to which it is a party;

(d)
true and complete copies of a resolution signed by the shareholder(s) of each Transaction Obligor (other than any third party Approved Manager or the Guarantor) as the holder(s) of the issued shares in that Transaction Obligor, approving the terms of, and the transactions contemplated by, the Additional Documents to which that Transaction Obligor is a party;

(e)
an original power of attorney of any Transaction Obligor (other than any third party Approved Manager) authorising a specified person or persons to execute the Additional Documents to which that Transaction Obligor is a party;

(f)	an original of each Additional Document duly executed by the parties to it together with all conditions precedent required pursuant to the terms and conditions of the Supplemental Agreement;
(g)	evidence that the agent referred to in clause 42.2 of the Facility Agreement has accepted its appointment as agent for service of process under this Deed;
(h)
a legal opinion of the legal advisers to the Lender in the relevant jurisdiction of each Transaction Obligor (other than any third party Approved Manager), substantially in the form obtained by the Lender before signing this Deed; and

(i)
evidence satisfactory to the Lender that any and all costs and expenses due and payable pursuant to clauses 13 (Other Indemnities) and 14 (Costs and Expenses) of the Facility Agreement have been paid in full.

Each of the documents listed in paragraphs (c) and (d) shall be certified as true by a director or officer or attorney-in-fact of the relevant Transaction Obligor.
3	SETTLEMENT TERMS
3.1	Subject to Clause 2.1, the Lender agrees that Provided that the relevant Settlement Amount is repaid by the Borrower to the Lender:
(a)	from the date of this Deed until 28 April 2017 (inclusive), it shall accept the First Settlement Amount;
(b)	from 29 April 2017 until 30 June 2017 (inclusive), it shall accept the Second Settlement Amount; and
(c)	from 1 July 2017 until 29 September 2017 (inclusive), it shall accept the Third Settlement Amount, in each case, in full and final settlement of the Borrower's liabilities under the Facility Agreement and the other Security Documents to which it is a party.
In the event that none of the above referenced Settlement Amounts are repaid within any of the requisite time frames set out in this Clause, the Borrower shall repay to the Lender (in addition to the amounts, and on such dates, as set out in Clause 3.2) the full amount of the outstanding Loan and all other Secured Liabilities on the Termination Date.
3.2	The Borrower shall repay to the Lender:
(a)
in the event that no repayment of the First Settlement Amount is made pursuant to paragraph (a) of Clause 3.1 above within the requisite time frame, an amount of $2,000,000 on 28 April 2017 (or such later date as the Lender may agree in its absolute discretion);

(b)
in the event that no repayment of the Second Settlement Amount is made pursuant to paragraph (b) of Clause 3.1 above within the requisite time frame, an amount of $2,000,000 on 30 June 2017 (or such later date as the Lender may agree in its absolute discretion); and

(c)
in the event that no repayment of the Third Settlement Amount is made pursuant to paragraph (c) of Clause 3.1 above within the requisite time frame, an amount of $3,000,000 on 29 September 2017 (or such later date as the Lender may agree in its absolute discretion).

4	RELEASE
4.1	Transaction Obligors' release
Upon receipt by the Lender of (i) any of the Settlement Amounts within the relevant requisite time frame as set out in Clause 3.1 (as the case may be) in readily available cleared funds (without any deductions or set-off with value on the same day and on an unconditional basis), (ii) unconditional instructions from the Borrower to apply that Settlement Amount against the Loan and (iii) payment to the Lender of any and all costs and expenses due and payable at that time pursuant to clauses 13 (Other Indemnities) and 14 (Costs and Expenses) of the Facility Agreement (for the avoidance of doubt, no Break Costs shall be due and payable in the event that the relevant Settlement Amount set out in Clause 3.1 is repaid on 28 April 2017, 30 June 2017 or, as the case may be, 29 September 2017):
(a)
the Lender shall release the Borrower and all other Transaction Obligors from all their respective obligations (other than any indemnities which are intended to survive thereunder) under the Facility Agreement and the Security Documents; and

(b)
the Lender shall execute and deliver to the Borrower the Deed of Release for the release of such obligations set out in paragraph (a) above and for the discharge, release and reassignment of all Securities over the Ship; and

(c)	the Lender shall execute and register with the Liberian ship registry a discharge of the Mortgage in respect of the Ship.
The Borrower hereby irrevocably instructs the Lender to apply any Settlement Amount received by the Borrower in and towards the outstanding Loan immediately upon receipt of such Settlement Amount.
4.2	Lender's release
Upon satisfaction of the conditions referred to in Clause 4.1, each of the Transaction Obligors hereby:
(a)	releases and discharges the Lender and all Relevant Third Parties from any Claims existing on or before the date of this Deed; and
(b)	subject to paragraph (d) below, agrees not to assert, bring or continue any Proceeding against the Lender or any Relevant Third Party which arise out of, or are in any way connected with the Claims.
(c)
Each Transaction Obligor warrants and represents that none of its respective Claims has been assigned, encumbered, sold, transferred (in whole or part) or otherwise disposed of its interest in any Claim to any third party in any way; and

(d)	For the avoidance of doubt, the terms of this Clause 4.2 shall not prevent any Party from bringing a claim against another Party to enforce this Deed.
5	REPRESENTATIONS AND WARRANTIES
5.1	Each of the Borrower and the Guarantor hereby represents and warrants to the Lender as follows:

(a)	it is duly incorporated and validly existing and in good standing under the laws of the Liberia and the Marshall Islands respectively;
(b)
it has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it to execute and deliver the Additional Documents to which it is a party and perform its obligations hereunder;

(c)
this Deed constitutes the legal, valid and binding obligation of the Borrower and the Guarantor enforceable against the Borrower and the Guarantor respectively in accordance with its terms, subject to any relevant insolvency laws affecting creditors' rights generally;

(d)	the execution of this Deed and its compliance with the terms hereof will not involve or lead to a contravention of:
(i)	any applicable law or regulation;
(ii)	the constitutional documents of the Borrower and the Guarantor; or
(iii)	any contractual or other obligation or restriction which is binding on the Borrower and the Guarantor.
5.2	Each of the Borrower and the Guarantor hereby confirms that:
(a)	each of the Facility Agreement and Security Documents remain in full force and effect save for any changes agreed hereunder or pursuant to the terms and conditions of the Supplemental Agreement;
(b)	it remains liable to comply with the Facility Agreement and Security Documents; and
(c)	the Lender shall continue to enjoy the benefit of all of its rights and remedies whatsoever and howsoever arising under the Facility Agreement and Security Document.
6	CONFIDENTIALITY
6.1
Save as may be necessary to enforce the terms of this Deed, the Parties shall keep the existence of this Deed and its terms confidential, subject to disclosure to third parties being permitted in the following circumstances:

(a)	to the Parties' respective auditors, legal and financial advisors and consultants;
(b)
to the extent required by law or other binding rules or regulations, including, without limitation, in respect of the Guarantor, any securities exchange regulations or securities laws applicable to the Guarantor (together, the "SEC Regulations") Provided that any disclosure required to be made under any such SEC Regulation(s) shall be limited solely to the terms required to be disclosed thereunder; or

(c)	with the prior written consent of the other Party.
6.2
A third party to whom disclosure is made in accordance with this Clause 6.2 shall be made aware of these confidentiality provisions and the party making disclosure shall ensure that the third party to whom disclosure is given shall be subject to confidentiality provisions in identical terms.

7	MISCELLANEOUS
7.1
As of the date of this Deed, each of the Borrower and the Guarantor acknowledges and hereby irrevocably and unconditionally confirms to the Lender that it has no claim whatsoever against the Lender in respect of, or arising out of, the Facility Agreement and the Security Documents.

7.2
If any discharge, release or arrangement (whether in respect of the obligations of the Borrower or the Guarantor or any Security for those obligations or otherwise) is made by the Lender in whole or in part on the basis of any payment made in accordance with this Deed which is avoided or must be restored in any insolvency, liquidation, administration or other insolvency process, then the liability of the Borrower and the Guarantor under the Facility Agreement and the Security Documents will continue or be reinstated as if the discharge, release or arrangement had not occurred.

7.3	No Party (other than, subject to Clause 7.4, the Lender) may assign or transfer any of its rights or transfer any of its rights or obligations under this Deed.
7.4
The Lender may assign any of its rights or transfer any of its rights or obligations under this Deed or the Facility Agreement to any person to whom the Lender assigns any of its rights or transfers any of its rights or obligations under the Facility Agreement.

7.5
If, at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions, nor the legality, validity or enforceability of such provision under the law of any other jurisdiction, will in any way be affected or impaired.

8	EVENTS OF DEFAULT
Each of the Borrower and the Guarantor acknowledges and agrees that if it fails to satisfy any obligations undertaken by it under Clauses 2, 3, 4.2, 5, 6 and 11 of this Deed in a timely manner or within the relevant requisite time frames (as the case may be), such failure shall constitute an automatic Event of Default entitling the Lender to take any of the actions referred to in clause 25.18 of the Facility Agreement.
9	RESERVATION OF RIGHTS
(a)
The Lender reserves all of its rights under the Facility Agreement and the other Security Documents in respect of any Event of Default or any other Potential Event of Default as may have occurred about which it does not yet know and/or may in the future occur including, but not limited to, its rights to take such steps to preserve or enforce its security as it deems fit without further notice.

(b)
For the avoidance of doubt, the Borrower shall continue to remain liable in respect of all its obligations and liabilities under or in connection with the Facility Agreement until it is fully released pursuant to Clause 4.1 of this Deed.

(c)	On the occurrence of any Termination Event, the Lender reserves its rights to revoke its agreement to the settlement terms set out in Clause 3.1 and to terminate the terms of this Deed.
10	NOTICES
The provisions of clause 32 (Notices) of the Facility Agreement shall apply to this Deed as if they were expressly incorporated in this Deed with any necessary modifications.
11	EXPENSES
Without limiting the indemnification and expense reimbursement provisions contained in the Facility Agreement or the Security Documents thereunder respectively, each Transaction Obligor hereby agrees to pay all fees and expenses incurred by the Lender in relation to the preparation, negotiation and execution of this Deed (including, without limitation, any costs or expenses incurred or to be incurred for the release, discharge or reassignment of any Securities under the Facility Agreement by the Lender) within 30 days of their receipt of an invoice from the Lender.

12	ENTIRE AGREEMENT
This Deed constitutes the entire agreement between the Parties relating to the subject matter of this Deed. Each of the Parties acknowledges and confirms that, in entering into this Deed it is not relying upon any statement or representation made by or on behalf of any of the other Parties, whether or not in writing, at any time prior to execution of this Deed.
13	VARIATIONS AND WAIVERS
This Deed shall not be altered, waived, modified or otherwise amended in any respect except in writing duly signed by all the Parties.
14	THIRD PARTY RIGHTS
A person who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Deed. Notwithstanding any term of this Deed, the consent of any person who is not a Party is not required to rescind or vary this Deed.
15	COUNTERPARTS
This Deed may be executed in any number of counterparts, each of which will be deemed an original, but all of which constitute one and the same instrument.
16	LAW AND JURISDICTION
16.1	This Deed and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.
16.2	The Parties submit to the exclusive jurisdiction of the English courts for the purpose of any action arising out of or in connection with this Deed.
16.3
Each of the Borrower and the Guarantor hereby irrevocably appoints Messrs. E.J.C Album Solicitors, presently of Landmark House, 190 Willifield Way, London, NW11 GY1, England (Attention of Mr. Eduard Album Fax +44 (0) 20 8457 5558, e-mail: ejca@mitgr.com) as its agent for service of process in England & Wales in connection with this Deed.

This Deed has been executed as a deed and delivered on the date stated at the beginning of this Deed.

EXECUTION PAGES
LENDER
EXECUTED AS A DEED by	)
ANDREAS GIAKOUMELOS	)/s/ANDREAS GIAKOUMELOS
for and on behalf of	)
NATIXIS	)
in the presence of:	)
BEREN SHORMAN	/s/BEREN SHORMAN
TRAINEE SOLICITOR

GUARANTOR

EXECUTED AS A DEED by	)
THEODORA MITROPETROU	)/s/THEODORA MITROPETROU
for and on behalf of	)
SEANERGY MARITIME HOLDINGS CORP.	)
in the presence of:	)
MARIA MOSCHOPOULOU	/s/MARIA MOSCHOPOULOU

BORROWER

EXECUTED AS A DEED by	)
THEODORA MITROPETROU	)/s/THEODORA MITROPETROU
for and on behalf of	)
CHAMPION OCEAN NAVIGATION CO.	)
in the presence of:	)
MARIA MOSCHOPOULOU	/s/MARIA MOSCHOPOULOU

COUNTERSIGNED this day 7 of March 2017 for and on behalf of each of the following companies which, by their execution hereof, confirm and acknowledge that they have read and understood the terms and conditions of this Deed, that they agree in all respects to the same and that the Security Documents to which they are respectively a party shall remain in full force and effect and shall continue to stand as security for the obligations of the Borrower and the Guarantor under the Facility Agreement.
/s/NIKOLAOS FRANTZESKAKIS
NIKOLAOS FRANTZESKAKIS
for and on behalf of:
Fidelity Marine Inc.
(as commercial manager)
/s/CHRISTOS IOANNIDES - DIRECTOR
CHRISTOS IOANNIDES - DIRECTOR
for and on behalf of:
V. Ships Limited
(as technical manager)
7 March 2017